Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Horace Mann Educators Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686, No. 333-98917, No. 333-171384, and No. 333-185231) on Form S-8 and the registration statement (No. 333-202697) on Form S-3 of Horace Mann Educators Corporation and subsidiaries (the "Company") of our report dated February 28, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules I to IV and VI (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of the Company.

/s/ KPMG LLP
KPMG LLP

Chicago, Illinois
February 28, 2018